EXHIBIT 21.1

SUBSIDIARIES
OF
SM ENERGY COMPANY

None. Pursuant to Securities and Exchange Commission ("SEC") Regulation S-K, Item 601(b)(21), no subsidiaries or aggregation of subsidiaries constitute a significant subsidiary, as defined under SEC Regulation S-X, Rule 1-02(w), as of December 31, 2023.